Exhibit 99.1

Lipocine Announces Distribution and License Agreement with SPC Korea to Commercialize TLANDO® in South Korea

SALT LAKE CITY October 31, 2024 — Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company leveraging its proprietary technology platform to augment therapeutics through effective oral delivery, today announced a license, development and supply agreement with to SPC Korea http://spcpharm.co.kr granting exclusive rights to market TLANDO® in South Korea.

Under the terms of the distribution and license agreement, Lipocine will receive an upfront payment and is also eligible to receive certain regulatory and sales milestone payments, including a payment upon regulatory approval of TLANDO in South Korea. Lipocine is entitled to royalties on net commercial sales. Lipocine will supply TLANDO to SPC Korea and will receive a supply price. SPC Korea will assume responsibility for obtaining regulatory approval within the territory.

“We are very pleased to partner TLANDO with SPC Korea,” said Dr. Mahesh Patel, President and Chief Executive Officer of Lipocine. “This license agreement represents a strategic opportunity to expand the global reach of TLANDO and to address the significant unmet medical need in South Korea. It underscores Lipocine’s commitment to strategic partnerships that have the potential to drive growth and create value for our shareholders while advancing our goals to deliver innovative therapies to patients.”

About TLANDO

TLANDO is approved by the US FDA as a testosterone replacement therapy (“TRT”) in adult males indicated for conditions associated with a deficiency or absence of endogenous testosterone: primary hypogonadism (congenital or acquired) and hypogonadotropic hypogonadism (congenital or acquired). It was developed using Lipocine’s proprietary Lip’ral drug delivery technology platform.

For full prescribing information, please visit www.TLANDO.com.

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to augment therapeutics through effective oral delivery to develop differentiated products. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnerships. Our drug candidates represent enablement of differentiated, patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs.

Lipocine’s clinical development candidates include: LPCN 1154, oral brexanolone, for the potential treatment of postpartum depression, LPCN 2101 for the potential treatment of epilepsy, LPCN 2203 an oral candidate targeted for the management of essential tremor, LPCN 2401 an oral proprietary combination of anabolic androgen receptor agonist and α-tocopherol, an antioxidant, as an adjunct therapy to incretin mimetics, as an aid for improved body composition in chronic weight management and LPCN 1148, a novel androgen receptor agonist prodrug for oral administration targeted for the management of symptoms associated with liver cirrhosis. Lipocine is exploring partnering opportunities for LPCN 1107, our candidate for prevention of preterm birth, LPCN 1154, for rapid relief of postpartum depression, LPCN 2401 for chronic weight management, LPCN 1148, for the management of decompensated cirrhosis, and LPCN 1144, our candidate for treatment of non-cirrhotic NASH. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our product development efforts, our strategic plans for developing products, our ability to monetize product candidates, including through entering into partnering arrangements, our product candidates and related clinical trials, the achievement of milestones within and completion of clinical trials, the timing and completion of regulatory reviews, outcomes of clinical trials of our product candidates, and the potential uses and benefits of our product candidates. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our non-core assets, the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals, and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7879

pkelleher@lifesciadvisors.com